Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

dated as of December 1, 2011

among

PREMIER ALLIANCE GROUP, INC.,

GHH ACQUISITION COMPANY, INC.

AND

GREENHOUSE HOLDINGS, INC.

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 1, 2011, by and among PREMIER ALLIANCE GROUP, INC., a Delaware corporation (“Premier”), GHH ACQUISITION COMPANY, INC. a Nevada corporation (“Merger Sub”) and GREENHOUSE HOLDINGS, INC., a Nevada corporation (“GHH”).

RECITALS

WHEREAS, the Boards of Directors of Premier and Merger Sub and the Board of Directors and the stockholders of GHH have approved this Agreement and the transactions contemplated hereby, including the Merger (as defined in Section 1.1 below), and declared the Merger advisable and fair to, and in the best interests of, their respective stockholders;

WHEREAS, pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of capital stock of GHH, excluding options and warrants to purchase GHH capital stock (collectively, the “GHH Stock”) shall be converted into the right to receive a number of newly issued shares representing forty (40%) percent of Premier’s issued and outstanding capital stock immediately following the Merger on a fully diluted basis including the merger shares, subject to adjustment resulting from the conversion of the GHH Convertible Note (defined herein) and GHH Closing Debt (defined herein) as provided herein, and excluding options and warrants to purchase Premier capital stock (collectively, the “Merger Shares”);

WHEREAS, after the Merger, Merger Sub shall be merged with and into GHH, with GHH being the surviving entity and remaining a wholly-owned subsidiary of Premier; and

WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants, representations and warranties contained herein, and subject to the terms and conditions set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
THE MERGER

Section 1.1 The Merger.  At the Effective Time (as defined in Section 1.2) and upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable provisions of the Delaware General Corporation Law (the “Delaware Law”) and the Nevada Revised Statutes (the “Nevada Law”), Merger Sub shall be merged with and into GHH (the “Merger”), with GHH being the surviving corporation of the Merger (the “Surviving Corporation”) and becoming a wholly-owned subsidiary of Premier.  Following the Merger, the separate existence of Merger Sub shall cease.

Section 1.2 Effective Time.  At the Closing (as defined in Section 1.3), the parties shall cause the Merger to be consummated by executing and filing a duly executed certificate of merger, in form agreed to by the parties (the “Certificate of Merger”), in accordance with the relevant provisions of Nevada Law.  The Merger shall become effective upon satisfaction of the conditions set forth in this Agreement, the conduct of the Closing (defined herein), and upon the filing of the Certificate of Merger or such later date as may be set forth therein (the “Effective Time”).

Section 1.3 The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Ruskin Moscou Faltischek, P.C., 1425 RXR Plaza, East Tower, 15th Floor, Uniondale, New York 11556 on or about the Effective Time.

Section 1.4 Merger Consideration.

(a) For purposes of this Agreement, the following terms have the following meanings:

“Escrow Shares” means the Merger Shares allocated to the persons set forth on Schedule 1.4.

“GHH Articles of Incorporation” means GHH’s Articles of Incorporation, as amended, as in effect as of the date hereof.

“GHH Common Stock” means GHH’s Common Stock, par value $0.001 per share.

“GHH Common Shares” means the shares of GHH Common Stock issued and outstanding as of the date hereof.

“GHH Closing Debt” means (1) GHH accounts payable over 60 days old as of the Closing Date; (2) project financing from Premier to GHH to the extent not repaid prior to the Closing; and (3) advances from Premier to GHH in connection with expenses related to the transactions contemplated by this Agreement, to the extent not repaid prior to the Closing.  Such GHH Closing Debt will be deemed to be the equivalent of that number of shares of GHH Common Stock derived by dividing the GHH Closing Debt by 70% of the volume weighted average price of the GHH Common Stock for the 20 days prior to the Effective Date, and the number of shares of Premier Common Stock into which the same would have been converted on the Closing shall also be deducted from the Merger Shares.

“GHH Escrowees” means those GHH Stockholders set forth on Schedule 1.4.

“GHH Preferred Shares” means the zero (0) shares of GHH Series A Preferred Stock, par value $0.001 per share, issued and outstanding as of the date hereof.

“Know” or “knowledge” means, (i) in respect of Premier, the knowledge of the executive officers of Premier, and (ii) in respect of GHH, the knowledge of the executive officers of GHH.

“Lien” means, in respect of any asset (including any security) any mortgage, lien, pledge, charge, security interest, or encumbrance of any kind in respect of such asset.

“Merger Consideration” shall mean the Merger Shares.

“Merger Shares” means the shares of Premier Common Stock, $0.001 par value constituting forty (40%) percent of the outstanding voting shares of Premier calculated on an “as-converted” and fully diluted basis immediately after filing of the Certificate of Merger, subject to adjustment resulting from the conversion of a $500,000 convertible preferred promissory note issued by GHH to Premier, dated November 2, 2011 (the “GHH Convertible Note” and GHH Closing Debt as provided herein); and provided, further, that options and warrants to purchase shares of Premier Common Stock and GHH Common Stock shall be excluded from this calculation.  Each Merger Share shall be valued at the volume weighted average price of the Premier Common Stock for the 20 days prior to the Effective Date (the “Merger Share Value”).

“Permitted Lien” means a statutory Lien not yet delinquent; a purchase money Lien arising in the ordinary course of business; a Lien reflected in the financial statements of the applicable party; or a Lien which does not materially detract from the value or impair the use of the asset or property in question.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

“Premier Common Stock” means Premier Common Stock, $0.001 par value per share.

“Premier Preferred Shares” means the zero (0), 1,200,000, and 2,380,952 shares of Premier Class A, Class B and Class C Preferred Stock, respectively, issued and outstanding as of the date hereof.

“Premier Class A Preferred Stock” means the Premier Class A Preferred Stock, par value $0.001 per share.

“Premier Class B Preferred Stock” means the Premier Class B Preferred Stock, par value $0.001  per share.

“Premier Class C Preferred Stock” means the Premier Class C Preferred Stock, par value $0.001  per share.

“Subsidiary” means, in respect of any party, any corporation, partnership or other entity or organization, whether incorporated or unincorporated, of which (i) such other party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any subsidiary of such party does not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions in respect of such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

(b) At the Effective Time, Premier shall pay to the holders of GHH Common Shares (such holders, individually, a “GHH Stockholder,” and collectively, the “GHH Stockholders”), the Merger Consideration, less the Escrow Shares.  At the Effective Time, by virtue of the Merger, and without further action by any Person or entity, (i) the issued and outstanding shares of GHH Common Stock shall automatically be converted into the right to receive a number of shares of Premier Common Stock equivalent to forty (40%) percent of the issued and outstanding Premier Common Stock, on a fully diluted basis after taking into account the Closing of this Agreement, subject to adjustment resulting from the conversion of the GHH Convertible Note and GHH Closing Debt as provided herein, and excluding from this calculation all options and warrants to purchase capital stock of Premier and GHH.

(c) In order to secure GHH’s obligations to indemnify Premier pursuant to Article 8 below, at the Closing, GHH shall deliver the Escrow Shares, duly endorsed in blank for transfer, to Ruskin Moscou Faltischek, P.C., as “Escrow Agent,” who shall hold the Escrow Shares pursuant to the terms of the Escrow Agreement being entered into simultaneously herewith (the “Escrow Agreement”).  The Escrow Agreement will provide, among other things, as follows:

(i) At the Closing, the Escrow Shares will be held in escrow.  During the Measuring Period (defined below), the Escrow Shares will be voted by the Escrow Agent, on such matters as Premier stockholders are then entitled to vote, in accordance with the direction of the Premier Board of Directors.

(ii) During the Measuring Period, following the achievement of the Revenue Floor (defined below), the Escrow Shares will be accrued to the GHH Escrowees on a quarterly basis, pro-rata, at the end of each full calendar quarter after the Closing, and ending upon the completion of the fourth full calendar quarter after the Closing (the “Measuring Period”) based on revenue generated by the GHH unit, during the Measuring Period (“GHH Revenue”).  Notwithstanding anything to the contrary, it is understood and agreed by the parties that no accrual of the Merger Shares will occur unless and until GHH Revenue exceeds Twelve Million ($12,000,000) Dollars (the “Revenue Floor”) up to the revenue target (“Revenue Target”) of Thirty Million ($30,000,000) Dollars, at which time, if any, all Escrow Shares, if any remain unaccrued, will be accrued to the GHH Escrowees.  To the extent that Escrow Shares are not accrued to the GHH Escrowees, such Escrow Shares will be released to the Company to be retired.

(iii) By way of example, and for illustration purposes only, (A) if the Closing occurs as of January 31, 2012, and the first full calendar quarter for escrow purposes ends as of June 30, 2012, and (B) GHH Revenue equals Fifteen Million ($15,000,000) Dollars, then one-sixth of the Merger Shares will be accrued because the GHH unit will have achieved one-sixth of the difference between the Revenue Floor (i.e., $12,000,000) and the Revenue Target ($30,000,000).

Section 1.5 Effects of the Merger.  The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law and Nevada Law.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the properties, rights, privileges, powers and franchises of Merger Sub shall vest in the Surviving Corporation, and, subject to the representations and warranties of GHH contained herein, all debts, liabilities and duties of Merger Sub and GHH shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.6 Articles of Incorporation and Bylaws.  Effective immediately following the Merger, the articles of incorporation and bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the articles of incorporation and bylaws of the Surviving Corporation, until amended in accordance with applicable law.

Section 1.7 Exchange of Shares.

(a) Following the merger, each GHH Stockholder shall receive a transmitted letter from Continental Stock Transfer & Trust Company (the “Exchange Agent”).  The transmittal letter will request that GHH Stockholders transmit to the Exchange Agent their stock certificates in order to receive new Premier Common Stock certificates or have the same delivered to the Escrow Agent, as the case may be.  If a former GHH Stockholder cannot locate its stock certificates, the transmittal letter will indicate the procedure to be followed by such GHH Stockholder, including an affidavit and a payment to insure the missing GHH stock certificates.

(b) Upon filing of the Certificate of Merger, Merger Sub will be merged with and into GHH, the outstanding shares of GHH Common Stock will be cancelled and in place thereof, the GHH Stockholders will receive shares of Premier Common Stock.  Premier will receive one hundred (100) newly issued shares of GHH and GHH will become a wholly owned subsidiary of Premier. The GHH Stockholders will receive the Merger Shares.  The number of Merger Shares divided by the outstanding GHH Common Stock at the Effective Time is referred to as the “Exchange Ratio.”

(c)       Prior to the Effective Time, each outstanding option or warrant which can be exercised for GHH Common Shares and set forth on Schedule 1.7(c) of the GHH Disclosure Schedule (collectively, the “GHH Options and Warrants”) shall be cancelled and replaced with Premier options and warrants, adjusted for the merger based on the Exchange Ratio, in the form to be provided by Premier prior to Closing.

Section 1.8 Lost Certificates.  If any GHH Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and an indemnity by such Person against any claim that may be made against Premier with respect to such Certificate, Premier will deliver, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Shares with respect to the GHH Common Stock formerly represented thereby and any unpaid dividends and other distributions deliverable in respect thereof, pursuant to this Agreement.

Section 1.9 Tax Consequences.  It is intended by the parties hereto that the Merger constitute a reorganization within the meaning of Section 368(a) of the Code.  Each party hereto shall use its commercially reasonable efforts to cause the Merger to be so qualified, shall report the transactions contemplated by this Agreement in a manner consistent with such reorganization treatment and shall not take any position inconsistent therewith in any Tax Return (as hereinafter defined), refund claim, litigation or otherwise.  Neither GHH nor Premier is aware of any fact, condition, or other circumstance, that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 1.10 GHH Stock Transfer Books.  The stock transfer books of GHH shall be closed no less than two (2) business days prior to the Effective Time and there shall be no further registration of transfers of shares thereafter on the records of GHH.  On or after the Effective Time, any GHH Certificates presented to Premier for any reason shall be cancelled and a new certificate issued representing the Merger Shares with respect to the shares formerly represented by such Certificates and any unpaid dividends or other distributions to which the holders thereof are entitled.

Section 1.11 No Further Rights.  At and after the Effective Time, holders of GHH Certificates shall cease to be stockholders of GHH.

Section 1.12 Directors and Officers.  As of the Effective Time, the officers and directors of the Surviving Corporation shall be as set forth on Schedule 1.12 hereof, each of whom shall serve in such capacity until their respective successors are duly elected or appointed and qualified.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF GHH

Except as set forth on the Schedule delivered by GHH (which, for purposes of this Article 2 shall include all Subsidiaries) to Premier and Merger Sub in connection with the execution and delivery of this Agreement (the “GHH Disclosure Schedule”), GHH hereby represents and warrants to Premier and Merger Sub as follows:

Section 2.1 Organization; Qualification.

GHH is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the corporate power and authority required for it to own its properties and assets and to carry on its business as it is now being conducted. GHH is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on GHH or otherwise prevent GHH from performing its obligations hereunder.  As used in this Agreement, “Material Adverse Effect” means any change, effect, event, occurrence, state of facts or developments that materially and adversely affects the assets, liabilities, business, results of operations, condition (financial or otherwise) or prospects of GHH or Premier, as the case may be.  Material Adverse Effect shall not include any effect arising out of or attributable to (i) general economic conditions affecting the United States or foreign securities or currency markets generally, (ii) changes in applicable laws or accounting rules, or (iii) changes resulting from earthquake, sabotage, war or acts of terrorism.  GHH has made available to Premier copies of its articles of incorporation and bylaws. Such copies are complete and correct and in full force and effect, and GHH is not in violation of any of the provisions of its articles of incorporation or bylaws in any material respect.  Except as set forth on Schedule 2.1 of the GHH Disclosure Schedule, GHH has not at any time had any Subsidiaries nor did it at any time ever own any interest in any Person.

Section 2.2 Capital Stock.

(a) Schedule 2.2(a) of the GHH Disclosure Schedule sets forth as of the date hereof: (i) the number of authorized shares of each class or series of capital stock of GHH; (ii) the number of shares of each class or series of capital stock of GHH which are issued and outstanding (and if convertible into securities of GHH, into how many of such securities each such share of capital stock is convertible into); (iii) the number of shares of each class or series of capital stock which are held in the treasury of GHH; (iv) the number of shares of each class or series of capital stock of GHH which are reserved for issuance, indicating each specific reservation; and (v) the number of shares of each class or series of capital stock of GHH which are subject to stock options or other rights to purchase or receive capital stock granted under such GHH’s stock option plan or other stock based employee or non-employee director benefit plans, indicating the name of the plan, the date of grant, the number of shares and the exercise price thereof.  Except as set forth on Schedule 2.2(a) of the GHH Disclosure Schedule, there are no unpaid dividends or unpaid distributions on any shares of capital stock.

(b) All the outstanding shares of capital stock of GHH are duly authorized, validly issued, fully paid and non-assessable and issued in material compliance with all applicable U.S. state and federal securities laws. Except as set forth in Schedule 2.2(b) of the GHH Disclosure Schedule, as of the date of this Agreement (i) there are no authorized or outstanding options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of GHH, obligating GHH to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest in GHH or securities convertible into or exchangeable for such shares or equity interests, or obligating GHH to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, (ii) there are no outstanding contractual obligations of GHH to repurchase, redeem or otherwise acquire any shares of capital stock of GHH or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity, and (iii) there are no shareholder agreements, voting trusts or other agreements to which GHH is a party or to which it is bound relating to the transferability, voting or registration of any shares of the capital stock of GHH.

(c) GHH, in all material respects, is not in violation of, nor has it violated, any federal or state securities laws in connection with any transaction relating to GHH, including without limitation, the acquisition of any stock, business or assets of any third party or the issuance of any capital stock of GHH.

Section 2.3 Corporate Authority; No Violation.

(a) GHH has the corporate power and authority to enter into this Agreement, the Escrow Agreement, and other related transaction documents (collectively the “Transaction Documents”) and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of GHH and the stockholders of GHH (the “GHH Stockholder Approval”) and, except for the filing of the Certificate of Merger, no other corporate proceedings on the part of GHH are necessary to authorize the consummation of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by GHH and, assuming this Agreement constitutes a valid and binding agreement of Premier and Merger Sub, constitutes a valid and binding agreement of GHH, enforceable against GHH in accordance with its terms, except as enforceability thereof may be limited by (i) bankruptcy laws and other similar laws affecting creditors’ rights generally or (ii) general principles of equity.

(b) Except as set forth in Schedule 2.3(b) of the GHH Disclosure Schedule or as may be required under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, the rules and regulations promulgated by the Over-the-Counter Bulletin Board (“OTCBB”) and the Financial Industry Regulation Authority (“FINRA”) state securities or blue sky laws, and the rules and the filing of the Certificate of Merger, none of the execution, delivery or performance of this Agreement by GHH, the consummation by GHH of the transactions contemplated hereby or compliance by GHH with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the articles of incorporation or bylaws of GHH, (ii) require any filing with, or permit, authorization, consent or approval of, any federal, regional, state or  local court, arbitrator, tribunal, administrative agency or commission or other governmental or other regulatory authority (including, without limitation, self-regulatory organizations) or agency whether U.S. or foreign (a “Governmental Entity”), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which GHH is a party or by which it or any of its properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, judgment, permit, license, or, to its knowledge, any ordinance, law, statute, rule or regulation (“Law”) applicable to GHH, or any of its properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, permits, authorizations, consents, approvals, violations, breaches or defaults which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on GHH or prevent or delay the consummation of the transactions contemplated hereby.

Section 2.4 Financial Statements.  Each of the consolidated audited financial statements of GHH for the fiscal year ended December 31, 2010 and revised unaudited fiscal quarters ending March 31, 2011, June 30, 2011 and September 30, 2011, have been prepared in all material respects in accordance with the published rules and regulations of the SEC (including Regulation S-X) and in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as otherwise stated in such financial statements, including the related notes) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of GHH as at the respective dates thereof thereof and for the respective periods indicated therein, except as otherwise set forth in the notes thereto (subject, in the case of unaudited statements, to normal and recurring year-end adjustments, none of which is material, individually or in the aggregate, to GHH).  GHH has not, since September 30, 2011, made any material change in the accounting practices or policies applied in the preparation of the above financial statements.

Section 2.5 No Undisclosed Liabilities.  Except as set forth on Schedule 2.5 of the GHH Disclosure Schedule, as of the date of this Agreement, GHH has paid or satisfied, and does not have any liabilities or obligations of any nature whether or not required to be set forth on a balance sheet of GHH under GAAP, whether or not accrued, contingent or otherwise, and there is no existing condition, situation or set of circumstances which would be reasonably expected to result in such a liability or obligation.

Section 2.6 No Default; Compliance with Applicable Laws.  Except as set forth in Schedule 2.6 of the GHH Disclosure Schedule or as set forth in the GHH Financial Statements, the ownership and operation of the business of GHH is not in conflict with, or in default or violation of, any term, condition or provision of (i) its certificate of incorporation or bylaws, (ii) any Contracts (as defined in Section 2.16), as applicable to GHH or (iii) to its knowledge, any federal, state, local or foreign statute, Law, concession, grant, franchise, Permit (as defined in Section 2.9) or other governmental authorization or approval applicable to GHH, excluding from the foregoing clauses (ii) and (iii), defaults or violations which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on GHH.

Section 2.7 Environmental Matters.

(a) GHH has obtained all licenses, permits, authorizations, approvals and consents from Governmental Entities (“Environmental Permits”) which, to its knowledge, are required under any applicable Environmental Law and necessary for it to carry on its business or operations as now conducted, except for such failures to have Environmental Permits which, individually or in the aggregate, do not have a Material Adverse Effect on GHH. Each of such Environmental Permits is in full force and effect, and each of GHH is in compliance in all material respects with the terms and conditions of all such Environmental Permits and with all applicable Environmental Laws.

(b) There are no Environmental Claims pending, or to the knowledge of GHH, threatened, against GHH or any Person whose liability for any such Environmental Claim GHH has or may have retained or assumed either contractually or by operation of law.

(c) To the knowledge of GHH, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, threatened release or presence of any Hazardous Material, that would form the basis of any Environmental Claim against GHH, or for which GHH is liable.

(d) As used in this Agreement: (i) ”Environmental Claim” means any claim, action, lawsuit or proceeding by any Person which seeks to impose liability (including, without limitation, liability for investigatory costs, cleanup costs, governmental response costs, natural resources, damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the presence, or release or threatened release, of any Hazardous Materials at any location owned or leased by GHH in connection with the business of GHH, or (B) circumstances which would give rise to any violation, or alleged violation, of any Environmental Law; (ii) ”Environmental Law” means any law or order of any Governmental Entity relating to (A) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Materials, or (B) the environment or to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment; and (iii) ”Hazardous Materials” means (A) any petroleum or petroleum products, radioactive materials or friable asbestos; (B) any chemicals or other materials or substances which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” or “toxic pollutants” under any Environmental Law; and (C) pesticides.

Section 2.8 Litigation.  Except as set forth in Schedule 2.8 of the GHH Disclosure Schedule, (i) there is no suit, claim, action, proceeding or investigation pending or, to GHH’s knowledge, threatened against GHH or any of its assets or properties, (ii) GHH is not subject to any outstanding order, writ, injunction or decree, and (iii) there is no action, suit, proceeding or investigation pending or, to GHH’s knowledge, threatened against any current or former officer, director, employee, consultant, contractor or agent of GHH (in his or her capacity as such) which gives rise or could reasonably be expected to give rise to a claim for contribution or indemnification against GHH.

Section 2.9 Licenses and Permits.  GHH holds, and has at all times held, all permits, licenses, variances, exemptions, orders, and approvals of all Governmental Entities necessary for the lawful conduct of its business (the “Permits”).  A true, correct and complete list of all Permits is set forth on Schedule 2.9, true and complete and correct copies of which have been provided to Premier  GHH is in material compliance with the terms of GHH’s Permits.  No investigation or review by any Governmental Entity in respect of GHH is pending or, to GHH’s knowledge, threatened, nor has GHH received notice from any Governmental Entity of its intention to conduct the same.

Section 2.10 Employee Plans.

(a) Schedule 2.10(a) of the GHH Disclosure Schedule sets forth a true, correct and complete list of:

(i) all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which GHH has any obligation or liability, contingent or otherwise (the “Benefit Plans”);

(ii) all employees, consultants and independent contractors of GHH; and

(iii) all employment, consulting, termination, profit sharing, severance, change of control, individual compensation or indemnification agreements, and all bonus or other incentive compensation, deferred compensation, salary continuation, disability, severance, stock award, stock option, stock purchase, educational assistance, legal assistance, club membership, employee discount, employee loan, credit union or vacation agreements, policies or arrangements under which GHH has any obligation or liability (contingent or otherwise) in respect of any current or former officer, director, employee, consultant or contractor of GHH (the “Employee Arrangements”).

Benefit Plans and Employee Arrangements which cover current or former employees, consultants, contractors, officers, or directors (or their equivalent) of GHH are separately identified on Schedule 2.10(a) of the GHH Disclosure Schedule.

(b) In respect of each Benefit Plan and Employee Arrangement of GHH, a complete and correct copy of each of the following documents (if applicable) has been delivered to Premier:  (i) the most recent plan and related trust documents, and all amendments thereto; (ii) the most recent summary plan description, and all related summaries of material modifications thereto; (iii) the most recent Form 5500 (including, schedules and attachments); (iv) the most recent Internal Revenue Service (“IRS”) determination, opinion or notification letter; (v) each of the stock option grant agreements used to make grants under GHH’s Option Plans, and all amendments thereto; and (vi) each written employment, consulting or individual severance or other compensation agreement, and all amendments thereto.

(c) All contributions or other payments required to have been made by GHH to or under any Benefit Plan or Employee Arrangement by applicable Law or the terms of such Benefit Plan or Employee Arrangement (or any agreement relating thereto) have been timely and properly made.

(d) The Benefit Plans and Employee Arrangements have been maintained and administered in all material respects in accordance with their terms and applicable Laws.  In particular, no individual who has performed services for GHH has been improperly excluded from participation in any Benefit Plan or Employee Arrangement.

(e) There are no pending or, to GHH’s knowledge, threatened actions, claims, or proceedings against or relating to any Benefit Plan or Employee Arrangement (other than routine benefit claims by Persons entitled to benefits thereunder), and, to the knowledge of GHH, there are no facts or circumstances which could reasonably form the basis for any of the foregoing.

(f) Except as set forth on Schedule 2.10(f) of the GHH Disclosure Schedule, GHH does not have any obligation or liability (contingent or otherwise) to provide post-retirement life insurance or health benefits coverage for current or former officers, directors, employees, consultants or contractors of GHH except (i) as may be required under Part 6 of Title I of ERISA at the sole expense of the participant or the participant’s beneficiary, (ii) a medical expense reimbursement account plan pursuant to Section 125 of the Code, or (iii) through the last day of the calendar month in which the participant terminates employment with GHH.

(g) To its knowledge, GHH has materially complied with all applicable immigration Laws and similar Laws of the United States and any other country in which its employees work.

Section 2.11 Labor Matters.

(a) GHH is not a party to any labor or collective bargaining agreement, and no employees of GHH are represented by any labor organization.  Within the preceding three years, there have been no representation or certification proceedings, or petitions seeking a representation proceeding, pending or, to GHH’s knowledge, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.  Within the preceding three years, to GHH’s knowledge, there have been no organizing activities involving GHH in respect of any group of employees of GHH.

(b) There are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes pending or, to the knowledge of GHH, threatened against or involving GHH.  There are no unfair labor practice charges, grievances or complaints pending or, to GHH’s knowledge, threatened by or on behalf of any employee or group of employees of GHH and, to the knowledge of GHH, there are no facts or circumstances which could form the basis for any of the foregoing.

(c) There are no complaints, charges or claims against GHH pending or, to GHH’s knowledge, threatened to be brought or filed with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by GHH, and, to the knowledge of GHH, there are no facts or circumstances which could form the basis for any of the foregoing.

(d) GHH is in material compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act, as amended (“WARN Act”), collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or Social Security Taxes and any similar Tax.

(e) There has been no “mass layoff” or “plant closing” as defined by WARN Act in respect of GHH within the six months prior to the date hereof.

Section 2.12 Absence of Certain Changes or Events.  Except as set forth in Schedule 2.12 of the GHH Disclosure Schedule, since December 31, 2010 (i) the business of GHH has been conducted in all material respects in the ordinary course, and (ii) there has not been:

(a) a Material Adverse Effect on GHH;

(b) other than as set forth on the GHH Disclosure Schedule, any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of GHH, or any repurchase, redemption or other acquisition by GHH of any GHH securities;

(c) any incurrence or assumption by GHH of any indebtedness for borrowed money (or any renewals, replacements, or extensions that increase the aggregate commitments thereunder) except (i) in connection with any capital expenditure permitted by Section 2.12 (j), or (ii) any guarantee, endorsement, or other incurrence or assumption of liability (whether directly, contingently or otherwise) by GHH for the obligations of any other Person;

(d) any creation or assumption by GHH of any Lien on any material asset of GHH other than Permitted Liens (as defined in Section 5.11);

(e) any making of any loan, advance or capital contribution to or investment in any Person by GHH that is currently outstanding other than loans or advances to employees, contractors or consultants of GHH, all of which are disclosed in Schedule 2.12(e) of the GHH Disclosure Schedule;

(f) any (i) contract or agreement entered into by GHH on or prior to the date hereof relating to any material acquisition or disposition of any assets or business or (ii) modification, amendment, assignment, termination or relinquishment by GHH of any contract, license or other right (including any insurance policy naming it as a beneficiary or a loss payable payee) other than those contemplated by this Agreement;

(g) any (i) grant of any severance or termination pay to any director, officer, employee, consultant or contractor of GHH; (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer, employee, consultant or contractor of GHH; (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements; or (iv) increase in compensation, bonus or other benefits payable to directors, officers, employees, consultants or contractors of GHH other than, in the case of clause (iv) only, increases prior to the date hereof in compensation, bonus or other benefits payable to employees, consultants or contractors of GHH in the ordinary course of business or merit increases in salaries of employees, consultants or contractors at regularly scheduled times in customary amounts consistent with past practices;

(h) any adoption, entering into, amendment, alteration or termination of (partially or completely) any Benefit Plan or Employee Arrangement except as contemplated by this Agreement or to the extent required by applicable Law;

(i) any (i) making or revoking of any election relating to Taxes (as hereinafter defined), (ii) settlement or compromise of any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or (iii) change to any material methods of reporting income or deductions for federal income tax purposes;

(j) any capital expenditures in excess of $50,000 in the aggregate;

(k) any lease, license or grant to any Person of any rights in any of GHH’s assets or properties, other than licenses of GHH’s Software and other Intellectual Property made in the ordinary course of GHH’s business;

(l) any amendment of the articles of incorporation or bylaws of GHH;

(m) any material sufferance of any damage, destruction or loss (whether or not covered by insurance) to any material assets of GHH;

(n) any strike, slowdown or demand for recognition by a labor organization by or with respect to any of the employees of GHH;

(o) any issuance, or authorization for issuance, of any equity securities of GHH or any option to purchase or otherwise acquire any equity securities of GHH; or

(p) any resignation or termination of employment of any officer, key consultant or employee of a GHH.

Section 2.13 Tax Matters.

(a) For purposes of this Agreement: (i) ”Taxes” means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added, and (ii) ”Tax Return” means any return, report or similar statement (including attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

(b) All federal, state, local and foreign Tax Returns required to be filed by or on behalf of GHH, have been timely filed or requests for extensions have been timely filed and any such extension has been granted and has not expired, and all such filed Tax Returns are complete and accurate in all material respects. All Taxes due and owing by GHH, including estimates and withheld Taxes, have been paid, or adequately reserved in accordance with GAAP.  GHH has not received written notice of any pending audit or examination, deficiency, proposed adjustment or other matter in controversy with respect to a Tax Return or Taxes of GHH.  GHH has not commenced any pending refund claim or proceeding with respect to a Tax Return or Taxes of GHH.  All assessments for Taxes due and owing by GHH with respect to completed and settled examinations or concluded litigation have been paid.  As of November 30, 2011, the unpaid Taxes of GHH, plus any Taxes that would be owed in respect of GHH’s 2010 taxable year if such taxable year terminated on such date, did not exceed the reserve for Tax liability set forth in the GHH Financial Statements.  Since November 30, 2011, GHH has not incurred any liability for Taxes other than in the ordinary course of business or as a result of the transactions contemplated by this Agreement.  As of November 30, 2011, there were no Taxes of GHH due and owing, whether or not accrued, contingent or otherwise.

(c) GHH has no employment, severance or termination agreements, other compensation arrangements, or Benefit Plans currently in effect which provide for the payment of any amount (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement that individually or collectively (either alone or upon the occurrence of any additional or subsequent event), could give rise to a payment which is nondeductible by reason of Section 280G of the Code.

(d) The fair market value of the Merger Shares received by each GHH Stockholder will be approximately equal to the fair market value of the GHH Common Stock surrendered in the exchange.

(e) Premier, Merger Sub, GHH and the GHH Stockholders will each pay their respective expenses, if any, incurred in connection with the Merger.

(f) GHH is not under the jurisdiction of a court in a case under title 11 of the United States Code or a receivership, foreclosure, or similar proceeding in a federal or state court.

(g) None of the compensation received by any shareholder-employees of GHH will be separate consideration for, or allocable to, any of their shares of GHH Stock, and the compensation paid to any shareholder-employees of GHH will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arms’ length for similar services.  None of the Merger Consideration received by any shareholder-employees of GHH will be separate consideration for, or allocable to, an employment agreement, and no part of the consideration received by any GHH Stockholder in the Merger will be received by such GHH Stockholder as a creditor, employee, independent contractor or in any capacity other than that of a GHH Stockholder.

(h) The Merger is being undertaken for valid business purposes and not for the purpose of tax avoidance, and the terms of the Merger are the product of arms’-length negotiations.

Section 2.14 Absence of Questionable Payments.  Neither GHH nor, to GHH’s knowledge, any director, officer, agent, employee, consultant, contractor or other Person acting on behalf of GHH, has used any corporate or other GHH funds for unlawful contributions, payments, gifts, or entertainment, unlawful expenditures relating to political activity to government officials or others or to establish or maintain any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other domestic or foreign Law.  GHH has not, nor, to GHH’s knowledge has any director, officer, agent, employee, consultant, contractor or other Person acting on behalf of GHH accepted or received any unlawful contributions, payments, gifts or expenditures.

Section 2.15 Title and Related Matters.  Except as set forth on Schedule 2.15 of the GHH Disclosure Schedule, GHH has good, marketable and valid title to, or a valid and enforceable leasehold or contractual interest in, all of the properties and assets reflected in the latest balance sheet included, in the GHH Financial Statements, or acquired after the date thereof (except for properties or assets sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, other than statutory Liens securing payments not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings, and such imperfections or irregularities in title that do not materially and adversely affect the current use of the properties or assets subject thereto or affected thereby, affect the ability to convey title thereto or otherwise materially impair the business operations currently conducted at such properties. As of the date hereof, Schedule 2.16 of the GHH Disclosure Schedule contains a complete and correct list of all real property owned or leased by GHH, of which copies of leases have been delivered or made available to the other party, and a complete and correct list of each title insurance policy insuring title to any of such real properties owned.  All rents and mortgages due have been paid.

Section 2.16 Contracts.

(a) All contracts, agreements and understandings, whether written or oral, (collectively, “Contracts”) to which GHH is party or to which it or its assets are bound are set forth in the GHH Disclosure Schedule.  GHH has provided to Premier true and complete copies of all written Contracts with all amendments and modifications thereto, and complete and accurate descriptions of all oral Contracts and all amendments and modifications thereto.

(b) Each of the Contracts constitutes the valid and legally binding obligations of GHH, enforceable in accordance with its terms, and is in full force and effect, except as may be limited by (A) bankruptcy laws and other similar laws affecting creditors’ rights generally and (B) general principles of equity.  GHH is not in breach or default in any material respect of any provisions of any Contract and, to GHH’s knowledge, no event has occurred which with notice or lapse of time would constitute a material breach or default by GHH or permit termination, modification or acceleration thereunder, and which with respect to each of the foregoing, could not be timely cured by GHH.  GHH does not have any knowledge of any termination or breach or anticipated termination or breach by the other parties to any Contract or commitment to which it is a party or to which any of its assets are subject.  There exists no breach or default in any material respects, on the part of GHH, and to GHH’s knowledge, on the part of any third party, of any provisions of any other Contract, to which GHH is a party which, either individually or in the aggregate would have a Material Adverse Effect.

(c) No party to any such Contract has given notice to GHH of or made a claim against GHH in respect of any breach or default thereunder.

Section 2.17 Insurance.  Schedule 2.17 of the GHH Disclosure Schedule sets forth a true and complete list and brief summary description (including information on the premiums payable in connection therewith, the scope and amount of the coverage provided thereunder, and the expiration dates) of directors and officers liability and general liability insurance policies maintained by GHH.  Complete and correct copies of each such policy have been delivered by GHH to Premier.  All such policies are in full force and effect and no notice of cancellation has been given with respect to any such policy.  All premiums due thereon have been paid in a timely manner.  There are no pending claims or, to the knowledge of GHH, threatened claims, under any of GHH’s insurance policies.

Section 2.18 Intellectual Property.

(a) For purposes of this Agreement, “Intellectual Property” means:

(i) all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name (collectively, “Issued Patents”);

(ii) all published or unpublished non-provisional and provisional patent applications, reexamination proceedings, invention disclosures and records of invention (collectively “Patent Applications” and, with the Issued Patents, the “Patents”);

(iii) all copyrights, copyrightable works, semiconductor topography and mask work rights, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights and rights of ownership of copyrightable works, semiconductor topography works and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions (collectively, “Copyrights”);

(iv) common law trademarks, registered trademarks, applications for registration of trademarks, common law service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registrations of trade names and trade dress (collectively, “Trademarks”);

(v) all technology, ideas, inventions, designs, proprietary information, manufacturing and operating specifications, know-how, formulae, trade secrets, technical data, computer programs, hardware, software and processes related to the business of GHH as such business is currently conducted and as its business is proposed to be conducted;

(vi) all domain names registered by GHH; and

(vii) all other intangible intellectual property assets, properties and rights (whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights).

(b) GHH’s Intellectual Property constitutes all of the Intellectual Property necessary to enable GHH to conduct its business as such business is currently being conducted.  A list of GHH’s registered Intellectual Property is set forth on Schedule 2.18(b) of GHH’s Disclosure Schedule, GHH owns and has good and marketable title to, or possesses legally enforceable rights to use, all Intellectual Property used in the business of GHH as currently conducted, free and clear of all liens, claims or encumbrances.  No current or former officer, director, stockholder, employee, consultant, independent contractor or third party has asserted any right, claim or interest in or with respect to any Intellectual Property of GHH and, to the knowledge of GHH, there is no reasonable basis for any such claim.  There is no unauthorized use, disclosure or misappropriation of any GHH Intellectual Property, including Third Party Intellectual Property (as defined below), by any employee or, to GHH’s knowledge, former employee of GHH or, to GHH’s knowledge, by any other third party.  Except as set forth on Schedule 2.18(b) of the GHH Disclosure Schedule, there are no royalties, fees or other payments payable by GHH to any third Person under any written or oral contract or understanding by reason of the ownership, use, sale or disposition of GHH Intellectual Property including Third Party Intellectual Property (as defined below).

(c) Schedule 2.18(c) of the GHH Disclosure Schedule contains an accurate list as of the date of this Agreement of all licenses, sublicenses and other agreements to which GHH is a party and pursuant to which GHH is authorized to use any Intellectual Property owned by any third party, excluding “off the shelf” or other software at a cost not exceeding $10,000 and widely available through regular commercial distribution channels on standard terms and conditions and third-party software distributed by GHH in the ordinary course of business (“Third Party Intellectual Property”).

(d) Except as set forth on Schedule 2.18(d) of the GHH Disclosure Schedule, GHH is not in breach of any license, sublicense or other agreement relating to GHH Intellectual Property or Third Party Intellectual Property rights, which breach could reasonably be expected to result in a Material Adverse Effect.  Neither the execution, delivery or performance of this Agreement or any ancillary agreement contemplated hereby nor the consummation of the Merger or any of the transactions contemplated by this Agreement will contravene, conflict with or result in an infringement or termination of any GHH Intellectual Property, including any Third Party Intellectual Property.

Section 2.19 Minute Books; Stock Record Books.  True and correct copies of GHH’s minute books have been made available to Premier.  The minute books of GHH reflect in all material respects all corporate actions of GHH which are required by law to be passed upon by the Board of Directors or stockholders of GHH.

Section 2.20 Bank Accounts; Powers of Attorney.  Schedule 2.20 of GHH’s Disclosure Schedule hereto sets forth a complete and correct list showing:  (a) all banks in which GHH maintains a bank account or safe deposit box (collectively, “Bank Accounts”); and (b) the names of all Persons holding powers of attorney from GHH, true and correct copies thereof which have been delivered to the other.

Section 2.21 Disclosure.  The representations and warranties by GHH in this Agreement and the statements contained in the schedules, certificates and other writings furnished by GHH to the other party pursuant to this Agreement, when considered as a whole and giving effect to any supplements or amendments thereof prior to the time of signing on the date hereof, do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact necessary to make the statements herein, in light of the circumstances under which they were or shall be made, not misleading.

Section 2.22 Disputes with Customers.  Except as set forth on Schedule 2.22 of the GHH Disclosure Schedule, there are no pending or, to GHH’s knowledge, threatened disputes between GHH and any of its material vendors, suppliers, customers or other parties outside of the ordinary course of business or that in any way relate to the operation of the business of GHH and which can reasonably be expected to have, individually or in the aggregate,  a Material Adverse Effect on GHH.

Section 2.23 Accounts Receivable.  All accounts receivables of GHH have arisen from bona fide transactions by GHH in the ordinary course of business and are, to GHH’s knowledge, deemed collectible by GHH in the ordinary course of business (without, however, GHH giving any warranty as to any extent of collectability whatsoever), except to the extent reserved for in the GHH Financial Statements. Except as set forth on Schedule 2.23 of the GHH Disclosure Schedule, there are no defenses, claims of disabilities, offsets, refusals to pay or other rights of offset against any such accounts receivable. Any allowances that GHH has established specifically for doubtful accounts have been established on a basis consistent with GHH’s prior practice and credit experience.

Section 2.24 Certain Transactions.  Except as set forth on Schedule 2.24 of the GHH Disclosure Schedule, none of the stockholders, officers, directors or employees of GHH, nor any member of any such Person’s or stockholder’s family is presently a party to any transaction with GHH relating to the business of GHH, including without limitation, any contract, agreement or other arrangement (i) providing for the furnishing of services by, (ii) providing for the rental of real or Personal property from, or (iii) otherwise requiring payments (other than for services as officers, directors or employees of GHH), to any such Person or any corporation, partnership, trust or other entity in which any such Person has a substantial interest as a stockholder, officer, director, trustee or partner.

Section 2.25 Brokers or Finders.  GHH represents, as to itself, and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.  GHH agrees to indemnify and hold Premier, including its officers, directors, agents or representatives, harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any Person on the basis of any act or statement alleged to have made by such parties or their affiliates.

Section 2.26 Exclusivity of Representations.  Except for the representations and warranties contained in this Agreement, neither GHH nor any other Person makes any other express or implied representation or warranty with respect to GHH, its subsidiaries, their respective businesses, or the transactions contemplated by this Agreement, and GHH disclaims any other representations or warranties, whether made by GHH or any of affiliates, officers, directors, employees, agents or representatives.  Except for the representations and warranties contained in this Agreement, Premier and Merger Sub hereby disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated, or furnished (orally or in writing) to Premier or Merger Sub, or their respective affiliates or representatives (including any information, projection or advice that may have been or may be provided to Premier or Merger Sub or their respective affiliates by any director, officer, employee, agent, consultant or representative of GHH or any of its affiliates).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PREMIER AND MERGER SUB

Except as set forth on the Schedule delivered by Premier to GHH in connection with the execution and delivery of this Agreement (the “Premier Disclosure Schedule”), Premier and Merger Sub hereby represent and warrant to GHH as follows:

Section 3.1 Organization; Qualification.  Premier and Merger Sub are each a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and the State of Nevada, respectively, and have the necessary power and authority required for them to own their properties and assets and to carry on their business as it is now being conducted.  Premier is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Premier or otherwise prevent Premier from performing its obligations hereunder.

Section 3.2 Capital Stock.

(a) Schedule 3.2(a) of the Premier Disclosure Schedule sets forth, both as of the date hereof and as proposed as of immediately after the Closing: (i) the number of authorized shares of each class or series of capital stock of Premier; (ii) the number of shares of each class or series of capital stock of Premier which are issued and outstanding (and if convertible into securities of Premier, into how many of such securities each such share of capital stock is convertible into); (iii) the number of shares of each class or series of capital stock which are held in the treasury of Premier; (iv) the number of shares of each class or series of capital stock of Premier which are reserved for issuance (except for shares reserved for issuance under stock option plans or other benefit plans), indicating each specific reservation; and (v) the number of shares of each class or series of capital stock of such Premier which are subject to stock options or other rights to purchase or receive capital stock granted under Premier’s stock option plan or other stock based employee or non-employee director benefit plans, indicating the name of the plan, the date of grant, the number of shares and the exercise price thereof.  Except as set forth on Schedule 3.2(a) of the Premier Disclosure Schedule, there are no unpaid dividends or unpaid distributions on any shares of capital stock.

(b) All the outstanding shares of capital stock of Premier are duly authorized, validly issued, fully paid and non-assessable and issued in material compliance with all applicable U.S. state and federal securities laws. Except as set forth in Schedule 3.2(b) of the Premier Disclosure Schedule, as of the date of this Agreement (i) there are no authorized or outstanding options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Premier or any of its Subsidiaries, obligating Premier or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest in Premier or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating Premier or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, (ii) there are no outstanding contractual obligations of Premier or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Premier or any Subsidiary of Premier or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of Premier or other entity, and (iii) there are no shareholder agreements, voting trusts or other agreements to which Premier is a party or to which it is bound relating to the transferability, voting or registration of any shares of the capital stock of Premier.

(c) Premier, in all material respects, is not in violation of, nor has it violated, any federal or state securities laws in connection with any transaction relating to Premier, including without limitation, the acquisition of any stock, business or assets of any third party or the issuance of any capital stock of Premier.

(d) The Merger Shares, when issued and delivered in accordance with the terms hereof, will be duly authorized, validly issued, fully-paid, and non assessable.  The Merger Shares, immediately following the Effective Time, will represent, in the aggregate, forty (40%) percent of the outstanding Common Stock on a fully diluted basis including the Merger Shares, subject to adjustment resulting from the conversion of the GHH Convertible Note and GHH Closing Debt as provided herein, and excluding options and warrants, of Premier on the Closing Date.  The Merger Shares, when issued and delivered in accordance with the Merger Agreement, will be duly authorized, validly issued, fully-paid, and non assessable, and will have rights and preferences senior to, or pari passu with, all capital stock of Premier, including, without limitation, rights set forth in the Premier certificate of incorporation.

Section 3.3 Corporate Authority; No Violation.

(a) Premier and Merger Sub have the corporate power and authority to enter into this Agreement and the Escrow Agreement and to carry out their obligations hereunder and thereunder.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of each of Premier and Merger Sub and, except for the filing of the Certificate of Merger, no other corporate proceedings on the part of Premier or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by each of Premier and Merger Sub and, assuming this Agreement constitutes a valid and binding agreement of GHH, constitutes a valid and binding agreement of each of Premier and Merger Sub, enforceable against Premier and Merger Sub in accordance with its terms, except as enforceability thereof may be limited by (i) bankruptcy laws and other similar laws affecting creditors’ rights generally or (ii) general principles of equity.

(b) Except as set forth in Schedule 3.3(b) of the Premier Disclosure Schedule or as may be required under the Securities Act, and the rules and regulations promulgated thereunder and by the OTCBB and FINRA, state securities or blue sky laws, and the rules and the filing of the Certificate of Merger, none of the execution, delivery or performance of this Agreement by Premier, the consummation by Premier of the transactions contemplated hereby or compliance by Premier with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Premier or any of its Subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Premier or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iv) violate any Law applicable to Premier, or any of its properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, permits, authorizations, consents, approvals, violations, breaches or defaults which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Premier or prevent or delay the consummation of the transactions contemplated hereby.

Section 3.4 Reports and Financial Statements.  The financial statements of Premier (the “Premier Financial Statements”), available through its public filings, have been prepared on a consistent basis and present fairly in all material respects the financial position, results of operations and changes in cash flow of Premier as of such dates and for the periods then ended.

Section 3.5 Tax Matters.  Except as set forth in Schedule 3.5 of the Premier Disclosure Schedule:

(a) Premier has not acquired and will not acquire any shares of GHH Stock, for consideration other than Premier stock, in contemplation of the Merger or during the Pre-Merger Period.  No corporation that is related to Premier within the meaning of Treas. Reg. Section 1.368-1(e)(4) (a “Premier Affiliate”) and no partnership in which Premier or a Premier Affiliate is a partner has acquired or will acquire, directly or through any transaction, agreement or arrangement with any other person, shares of GHH Stock, for consideration other than Premier stock, in contemplation of the Merger or during the Pre-Merger Period.

(b) Premier does not own, directly or indirectly, any GHH Stock.

(c) Premier has no plan or intention to cause or permit Merger Sub, following the Merger, to issue any equity interest to any Person other than Premier.  There are not outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any Person other than Premier could acquire any equity interest in Merger Sub.

(d) The Merger is being undertaken for valid business purposes and not for the purpose of tax avoidance, and the terms of the Merger are the product of arms’-length negotiations.

Section 3.6 No Default; Compliance with Applicable Laws.  Except as set forth in Schedule 3.6 of the Premier Disclosure Schedule, the ownership and operation of the business of Premier is not in conflict with, or in default or violation of, any term, condition or provision of (i) its certificate of incorporation or bylaws, (ii) any material contracts to which Premier is a party or (iii) to its knowledge, any federal, state, local or foreign statute, Law, concession, grant, franchise, Permit or other governmental authorization or approval applicable to Premier, excluding from the foregoing clauses (ii) and (iii), defaults or violations which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Premier.

Section 3.7 Litigation.  Except as set forth in Schedule 3.7 of the Premier Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to Premier’s knowledge, threatened against Premier or any of its assets or properties, (ii) Premier is not subject to any outstanding order, writ, injunction or decree, and (iii) there is no action, suit, proceeding or investigation pending or, to Premier’s knowledge, threatened against any current or former officer, director, employee, consultant, contractor or agent of Premier (in his or her capacity as such) which gives rise or could reasonably be expected to give rise to a claim for contribution or indemnification against Premier, excluding from the foregoing clauses anything which is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Premier.

Section 3.8 Permits.  Premier holds, and has at all times held, all Permits necessary for the lawful conduct of its business, except for such Permits the absence of which would not reasonably be expected to have a Material Adverse Effect on Premier.  Premier is in material compliance with the terms of Premier’s Permits.  No investigation or review by any Governmental Entity in respect of Premier is pending or, to Premier’s knowledge, threatened, nor has Premier received notice from any Governmental Entity of its intention to conduct the same.

Section 3.9 Title and Related Matters.  Except as set forth on Schedule 3.9 of the Premier Disclosure Schedule, Premier has good, marketable and valid title to, or a valid and enforceable leasehold or contractual interest in, all of the properties and assets reflected in the latest balance sheet included in the Premier Financial Statements, or acquired after the date thereof (except for properties or assets sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, other than statutory Liens securing payments not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings, and such imperfections or irregularities in title that do not materially and adversely affect the current use of the properties or assets subject thereto or affected thereby, affect the ability to convey title thereto or otherwise materially impair the business operations currently conducted at such properties.

Section 3.10 Intellectual Property.

(a) Premier’s Intellectual Property constitutes all of the Intellectual Property necessary to enable Premier to conduct its business as such business is currently being conducted.  To its knowledge, Premier owns and has good and marketable title to, or possesses legally enforceable rights to use, all Intellectual Property used in the business of Premier as currently conducted, free and clear of all liens, claims or encumbrances.  No current or former officer, director, stockholder, employee, consultant, independent contractor or third party has asserted any right, claim or interest in or with respect to any Intellectual Property of Premier and, to the knowledge of Premier, there is no reasonable basis for any such claim.  To Premier’s knowledge, there is no unauthorized use, disclosure or misappropriation of any Premier Intellectual Property by any employee or, to Premier’s knowledge, former employee of Premier or, to Premier’s knowledge, by any other third party.  There are no royalties, fees or other payments payable by Premier to any third Person under any written or oral contract or understanding by reason of the ownership, use, sale or disposition of Premier Intellectual Property.

(b) Other than in respect of agreements with Premier’s officers and directors, Premier has not entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in standard sales or agreements to end users arising in the ordinary course of business.

(c) Premier is not in breach of any license, sublicense or other agreement relating to Premier Intellectual Property or Third Party Intellectual Property rights, which breach could reasonably be expected to result in a Material Adverse Effect.  To Premier’s knowledge, neither the execution, delivery or performance of this Agreement or any ancillary agreement contemplated hereby nor the consummation of the Merger or any of the transactions contemplated by this Agreement will contravene, conflict with or result in an infringement or termination of any Premier Intellectual Property, including any Third Party Intellectual Property.

(d) No product liability claims have been communicated in writing to or, to Premier’s knowledge, threatened against Premier.

(e) Premier is not subject to any proceeding or outstanding decree, order, judgment, or stipulation restricting in any manner the use, transfer, or licensing thereof by Premier, or which may affect the validity, use or enforceability of such Premier Intellectual Property.

Section 3.11 No Undisclosed Liabilities.  Except as set forth on Schedule 3.11 of the Premier Disclosure Schedule or those liabilities and obligations incurred in the ordinary course of business, as of the date of his Agreement, Premier has paid or satisfied, and does not have any liabilities or obligations of any nature whether or not required to be set forth on a balance sheet of Premier under GAAP, whether or not accrued, contingent or otherwise, and there is no existing condition, situation or set of circumstances which would be reasonably expected to result in such a liability or obligation.

Section 3.12 Absence of Certain Changes or Events. Except as set forth in Schedule 3.12 of the Premier Disclosure Schedule, since December 31, 2010 (i) the business of Premier has been conducted in all material respects in the ordinary course, and (ii) there has not been:

(a) a Material Adverse Effect on Premier;

(b) any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of Premier, or any repurchase, redemption or other acquisition by Premier of any Premier securities;

(c) any adoption, entering into, amendment, alteration or termination of (partially or completely) any Benefit Plan or Employee Arrangement except as contemplated by this Agreement or to the extent required by applicable law;

(d) any amendment of the certificate of incorporation or bylaws of Premier;

(e) any issuance, or authorization for issuance, of any equity securities of Premier or any option to purchase or otherwise acquire any equity securities of Premier; or

(f) any resignation or termination of employment of any officer, key consultant or employee of a Premier.

Section 3.13 Disclosure.  The representations and warranties by Premier and Merger Sub in this Agreement and the statements contained in the schedules, certificates and other writings furnished by Premier to the other party pursuant to this Agreement, when considered as a whole and giving effect to any supplements or amendments thereof prior to the time of signing on the date hereof, do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact necessary to make the statements herein, in light of the circumstances under which they were or shall be made, not misleading; it being understood that as used in this Section 3.13 “material” means material to Premier and its Subsidiaries, taken as a whole.  The term “material” as used above does not apply to any representation or covenant herein which is already qualified as to materiality.

Section 3.14 Broker or Finders.  Other than Maxim Group, LLC, pursuant to an agreement between Maxim and Premier dated November 7, 2011, Premier represents, as to itself and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.  Premier agrees to indemnify and hold GHH, including its officers, directors, agents or representatives, harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any Person on the basis of any act or statement alleged to have been made by such party or its affiliates.

Section 3.15 No Prior Activities.  Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Premier and Merger Sub represents and warrant that Merger Sub has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.

Section 3.16 Exclusivity of Representations.  Except for the representations and warranties contained in this Agreement, neither Premier, Merger Sub, nor any other Person makes any other express or implied representation or warranty with respect to either of Premier or Merger Sub, its subsidiaries, their respective businesses, or the transactions contemplated by this Agreement, and each of Premier and Merger Sub disclaims any other representations or warranties, whether made by Premier and Merger Sub or any of affiliates, officers, directors, employees, agents or representatives.  Except for the representations and warranties contained in this Agreement, Premier hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated, or furnished (orally or in writing) to GHH, or its affiliates or representatives (including any information, projection or advice that may have been or may be provided to GHH or its affiliates by any director, officer, employee, agent, consultant or representative of Premier or Merger Sub or any affiliates.

ARTICLE IV
ADDITIONAL AGREEMENTS

Section 4.1 Public Announcements.  Each of Premier, Merger Sub and GHH will consult with one another before issuing any press release or otherwise making any public statements in respect of the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, as determined by Premier, Merger Sub or GHH, as the case may be, a copy of which shall be sent simultaneously to the other parties upon such release; provided, further, that each party will use its best efforts to provide the other party with a draft of any such public statement with sufficient time for the receiving party to review and, if appropriate, comment on such statement.

Section 4.2 Registration of Shares.

(a) On or about the time of execution of this Agreement, Premier and GHH will file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 (the “Registration Statement”) with respect to the transactions contemplated hereby and the registration of the Merger Shares.  Each of the parties agrees to use its best efforts to ensure that the Registration Statement will be declared effective by the SEC as soon as practicable following the date hereof.  Each party covenants and agrees that it will cooperate with one another and provide such information as is reasonably required to prepare and file the Registration Statement, and take such actions as are reasonably necessary and required to register the Merger Shares and as are more specifically set forth in the Registration Statement and/or may be required by the SEC in conjunction therewith.

(b) If at any time prior to the Effective Time any event or circumstance relating to a party, or its respective directors or officers, is discovered which is required to be set forth in an amendment or supplement to the Registration Statement, such party shall promptly inform the other party.  All documents that each party is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(c) Each party will advise the other, promptly after it receives notice thereof, of any correspondence, comment or request by the SEC for an amendment to the Registration Statement.

(d) Each party covenants and agrees to cooperate with the other in the preparation and filing of the Registration Statement and will promptly provide all available financial and other information reasonably requested by the other party for inclusion in the Registration Statement and that such information shall be complete and accurate in all material respects.

Section 4.3 Taxes.  Premier will not, prior to the Closing, merge Merger Sub with and into another corporation (other than Premier), sell or otherwise dispose of any of the stock of Merger Sub (other than to Premier), or cause or permit Merger Sub to issue any equity interest to any Person other than Premier.  Except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code, Premier will not, prior to the Closing, cause or permit Merger Sub or any transferee described in Section 368(a)(2)(C) of the Code to sell or otherwise dispose of any of the assets of GHH acquired in the Merger (other than to Premier).  Following the Merger, one or more members of Premier’s qualified group as defined in Treas. Reg. Section 1.368-1(d)(4)(ii) will either continue the historic business of GHH or use a significant portion of GHH’s historic business assets in a business.

Section 4.4 Operation of GHH Business in Ordinary Course, Etc.  On or prior to the Closing Date, unless this Agreement is terminated in accordance with Article 9 hereof, GHH will not, without the prior written consent of Premier and Merger Sub:

(a) Engage in any transaction outside the ordinary course of business;

(b) Purchase any assets other than reasonable items of inventory;

(c) Sell or encumber or otherwise dispose of any assets except in the ordinary course;

(d) Incur debts or make financial commitments outside the ordinary course of business;

(e) Hire any overhead-based employee for a period continuing after the Closing Date;

(f) Make any change to any employee benefits or benefits program;

(g) Enter into or conduct any discussions with any other prospective purchaser of the stock, assets or business of GHH, and will promptly notify Premier and Merger Sub in the event any such discussions or conduct take place;

(h) Enter into any transaction which would render it impossible or uneconomical to consummate the transactions contemplated by this Agreement; or

(i) Take any action which would violate a representation, warranty or covenant of GHH (including its Subsidiaries) under this Agreement.

In addition, GHH will: (I) promptly notify Premier and Merger Sub of any material changes to the GHH business; and (II) use its best efforts to preserve intact GHH’s business organization and business relationships with its employees, customers, suppliers and others.

Section 4.5 Conduct of Premier Prior to Closing.  On or prior to the Closing Date, unless this Agreement is terminated in accordance with Article 9 hereof, Premier will not, without the prior written consent of GHH:

(a) amend its Certificate of Incorporation or bylaws;

(b) split, combine or reclassify its outstanding capital stock;

(c) declare or pay any dividend or other distribution on its capital stock; materially decrease its working capital;

(d) increase the salaries or other compensation payable to any employee, or take any action, or fail to take any reasonable action within its control, which would result in a Material Adverse Effect.

Section 4.6 Consents.  GHH shall use its best efforts following the execution of this Agreement to assist Premier and Merger Sub in obtaining any and all third party consents (the “Third Party Consents”) required for the consummation of the transactions contemplated hereby (such consents not to be conditioned on any increased payment or consideration, reduced term, parent company guaranty, or other change of lease terms) in form and substance reasonably satisfactory to Premier, Merger Sub and their counsel.

Section 4.7 Conversion of Preferred Shares.  As of Closing, there shall be no issued and outstanding GHH Preferred Shares.

Section 4.8 Due Diligence Requirement.  Premier and Merger Sub shall have the right of access to inspect the GHH business, assets and all real estate upon which the same are located.  Such inspection rights shall include, without limitation, the right to review all books and records, contracts, accounts, agreements, assets, financial information, and other documents or information requested by Premier or Merger Sub in connection with its due diligence, and GHH hereby agrees to make all such documents and information available to Premier and Merger Sub for such purposes and such other inspections as each may request.  GHH shall cooperate in making its senior personnel available to Premier and Merger Sub and its representatives at all reasonable times and shall make copies of such materials as Premier or Merger Sub may request.  GHH will deliver or cause to be delivered to Premier and Merger Sub such additional instruments, documents, and certificates as they may reasonably request for the purpose of (i) completing all of their due diligence, (ii) verifying the information set forth in this Agreement or on any GHH Disclosure Schedule attached hereto, and (iii) consummating or evidencing the transactions contemplated by this Agreement.  Without limiting the information to which Premier and Merger Sub will be entitled hereunder, it is understood and agreed that GHH will provide to Premier and Merger Sub complete and accurate audited financial statements of GHH prepared in accordance with GAAP and which are satisfactory to Premier, Merger Sub and their accountants and counsel.

Section 4.9 Additional Documents and Further Assurances.  At, and from time to time after, the date of this Agreement, at the request of Premier but without further consideration, GHH shall execute and deliver such other instruments of conveyance, assignment, transfer, and delivery and take such other action as Premier reasonably may request in order to more effectively convey, transfer, assign and deliver to the Surviving Corporation, and to place the Surviving Corporation in possession and control of, any of the rights, properties, assets and business intended to be sold, conveyed, transferred, assigned and delivered hereunder, or to assist in the collection or reduction to possession of any and all of such rights, properties, and assets or to enable the Surviving Corporation to exercise and enjoy all rights and benefits of GHH with respect thereto.

Section 4.10 Notification of Certain Matters.  Each party shall give prompt notice to the other party, of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (b) any material failure of GHH, Premier or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (c) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (d) any facts or circumstances that could reasonably be expected to result in a Material Adverse Effect; provided, however, that the delivery of any notice pursuant to this Section 4.10 shall not cure such breach or non-compliance or limit or otherwise affect the rights, obligations or remedies available hereunder to the party receiving such notice.

ARTICLE V
CONDITIONS TO OBLIGATIONS OF PREMIER AND MERGER SUB

The obligation of each of Premier and Merger Sub to consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or prior to Closing, of each of the following conditions, any one or more of which may be waived at the sole option of Premier or Merger Sub:

Section 5.1   Representations and Warranties.  The representations and warranties of GHH contained in this Agreement shall be true and correct in all material respects when initially made and as of the Closing Date, and the GHH Disclosure Schedule will be updated as necessary prior to the Closing and provided to Premier for review not less than three (3) business days prior to the Closing.

Section 5.2   Covenants.  GHH shall have performed and complied in all material respects with all covenants required by this Agreement to be performed and complied with by GHH on or prior to the Closing Date including, without limitation, obtaining the requisite GHH Stockholder Approval.

Section 5.3   Proceedings.  No action, proceeding or order by any court or other governmental agency or body shall have been instituted, threatened whether orally or in writing, or entered concerning GHH or its business or restraining any of the transactions contemplated in this Agreement.

Section 5.4    No Material Adverse Effect.  No material adverse change in the results of operations, assets, properties, financial condition, business or prospects of GHH shall have occurred, and GHH shall not have suffered any material loss or damages to any of its properties or assets, whether or not covered by insurance and whether or not such change shall have been caused by the deliberate act or omission of GHH, since September 30, 2011, which change, loss or damage materially affects or impairs the ability of GHH to conduct its business.

Section 5.5   Government Approvals and Required Consents.  All necessary consents of any filings with any Governmental Authority or other Person required to be made or obtained by GHH relating to the consummation of the transactions contemplated in this Agreement shall have been obtained and made and no action or proceeding shall have been instituted or threatened which could materially affect, restrain or prohibit any of the transactions contemplated in this Agreement.

Section 5.6  No Outstanding Accounts Payable, Etc.  Except as set forth on Schedule 5.6, as of the Closing Date, GHH shall have no (a) accounts payable that are outstanding for more than sixty (60) days other than GHH Closing Debt; or (b) debts, liabilities or obligations, contingent or otherwise, except as incurred in the normal course of business and disclosed, in writing, to Premier prior to Closing.

Section 5.7   Dissenting Shares.  Demands for appraisal under Nevada Law shall not have been made for more than two (2%) percent of the shares of GHH Common Stock outstanding on the date of the GHH Stockholders’ meeting to be held in connection with the approval of the transactions contemplated hereby.

Section 5.8   Termination of Employment Agreements.   As of the Closing Date, each of the employment agreements between GHH and John Galt, Russ Earnshaw, Brian Stevens, Rob Davis, David Lautner and Carlos Carillo, respectively, shall be terminated and replaced with employment agreements with Premier, and each of the named employees shall execute a release, in a form satisfactory to Premier and its counsel, with respect to any claims he may have against GHH.  In addition, the employment agreements between GHH and Chris Ursitti, Billy Jones, and any other GHH employee not listed in the preceding sentence, shall be terminated prior to Closing.

Section 5.9    Closing Deliveries.  Each of Premier and Merger Sub shall have received all schedules, documents, certificates, instruments, assignments and agreements referred to in Article 7, duly executed and delivered in form reasonably satisfactory to Premier and Merger Sub.

Section 5.10   Other Documents.  Each of Premier and Merger Sub shall have received all such other certificates, instruments or documents that are reasonably required by Premier and Merger Sub or their counsel in order to consummate the transactions contemplated in this Agreement.

ARTICLE VI
CONDITIONS TO OBLIGATIONS OF GHH

The obligation of GHH to consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or prior to Closing, of each of the following conditions, any one or more of which may be waived at the sole option of GHH:

Section 6.1    Representations and Warranties.  The representations and warranties of Premier and Merger Sub contained in this Agreement shall be true and correct in all material respects when initially made and as of the Closing Date.

Section 6.2   Covenants.  Each of Premier and Merger Sub shall have performed and complied in all material respects with all covenants required by this Agreement to be performed and complied with by Premier and Merger Sub on or prior to the Closing Date.

Section 6.3   Proceedings.  No action, proceeding or order by any court or other governmental agency or body shall have been instituted, threatened whether orally or in writing, or entered concerning either Premier or Merger Sub, or its business or restraining any of the transactions contemplated by this Agreement.

Section 6.4    Government Approvals and Required Consents.  All necessary consents of and filings with any Governmental Authority or other Person required to be made or obtained by Premier or Merger Sub relating to the consummation of the transactions contemplated in this Agreement shall have been obtained or made and no action or proceeding shall have been instituted or threatened which could materially affect, restrain or prohibit any of the transactions contemplated by this Agreement.

Section 6.5   Closing Deliveries.  GHH shall have received all schedules, documents, certificates, instruments, assignments and agreements referred to in Article 7 hereof, duly executed and delivered in form reasonably satisfactory to GHH .

Section 6.6    Other Documents.  GHH shall have received all such other certificates, instruments or documents that are reasonably requested by GHH or its counsel in order to consummate the transactions contemplated herein.

ARTICLE VII
CLOSING DELIVERIES OF THE PARTIES

Section 7.1   GHH Deliveries.  At or prior to the Closing Date, GHH shall deliver to Premier and/or Merger Sub the following, all of which shall be in a form reasonably satisfactory to Premier and/or Merger Sub:

(a)           a copy of resolutions of the Board of Directors of GHH authorizing the execution, delivery and performance of this Agreement and the transactions contemplated in this Agreement to which GHH is a party, and all related documents and agreements, each certified by the Secretary of GHH as being true and correct copies of the originals thereof subject to no modifications or amendments;

(b) evidence of the approval of GHH’s shareholders of the Agreement and the transactions contemplated hereby;

(c) Articles of Incorporation of GHH and its Subsidiaries certified by the Secretary of State of Nevada and any other applicable jurisdiction;

(d) Bylaws of GHH and its Subsidiaries certified by the Secretary of GHH and the Subsidiaries, respectively;

(e) all authorizations, consent, approvals, and Permits referenced in this Agreement;

(f) a certificate of good standing from the Secretary of State of the State of Nevada and of comparable authority in other jurisdictions in which GHH and its Subsidiaries are incorporated or qualified to do business stating that each is a validly existing corporation in good standing and has filed all requisite tax returns and timely paid all taxes due and owing;

(g) the Escrow Agreement, duly executed by GHH and the GHH shareholders who are a party thereto;

(h) the employment agreements of John Galt, Russ Earnshaw, Brian Stevens, Rob Davis, David Lautner and Carlos Carillo (each an “Employment Agreement”), duly executed by the employee named within each respective Employment Agreement;

(i) GHH shall have received an opinion of Tarter, Krinsky & Drogin, LLP, counsel to GHH, dated the Closing Date, in the form and substance reasonably satisfactory to Premier, Merger Sub and their counsel, which opinion shall include, without limitation, a tax opinion to the effect that the merger will qualify as a reorganization pursuant to Section 368(a) of the Code, unless such opinion is provided by other counsel satisfactory to Premier; and

(j) such other instruments as shall be necessary or appropriate, as Premier and/or Merger Sub or their counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement and the transactions contemplated by this Agreement.

Section 7.2    Premier and Merger Sub Deliveries.  At or prior to the Closing Date, Premier and Merger Sub shall deliver to GHH the following, all of which shall be in a form reasonably satisfactory to GHH:

(a) a copy of resolutions of the Board of Directors of Premier and Merger Sub authorizing the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement to which each of Premier and Merger Sub is a party, and all related documents and agreements, each certified by the Secretary of Premier and Merger Sub as being true and correct copies of the originals thereof subject to no modifications or amendments;

(b) the Merger Shares;

(c) the Escrow Agreement, duly executed by Premier and Merger Sub;

(d) the Employment Agreements, duly executed by Premier or GHH, as the case may be; and

(e)  such other instruments as shall be necessary or appropriate, as GHH or its counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement and the transactions contemplated in this Agreement.

ARTICLE VIII
SURVIVAL; INDEMNIFICATION
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

Section 8.1   Survival of Representations and Warranties.  All of the representations and warranties of GHH contained in Article II of this Agreement and the representations and warranties of Premier and the Merger Sub in Article III of this Agreement shall remain operative and in full force and effect, regardless of any investigations at any time made by Premier, and shall survive the Closing until the earlier of (a) the Termination Date (as defined in the Escrow Agreement) and (b) twenty-four (24) months after the Closing Date, except as to GHH’s representations and warranties in Sections 2.1 (Organization; Qualification), 2.2 (Capital Stock), 2.3(a) (Corporate Authority; No Violation), and 2.13 (Tax Matters) and Premier’s and Merger Sub’s representations and warranties in Sections 3.1 (Organization; Qualification), 3.2 (Capital Stock), 3.3(a) (Corporate Authority; No Violation), and 3.5 (Tax Matters) which shall survive for the period of the applicable statutes of limitations.  Notwithstanding the foregoing, any representation or warranty that would otherwise terminate in accordance with this Section 8.1 will continue to survive if a Notice of Claim shall have been timely given under this Agreement or the Escrow Agreement on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved.

Section 8.2     Indemnification of Premier and Merger Sub by GHH.  Each of GHH and the GHH Escrowees (to the extent of their ownership of Escrow Shares) agrees to, jointly  and severally, indemnify, defend, release and hold each of Premier and Merger Sub, its affiliates, subsidiaries or related companies, and their officers, directors, employees, representatives and agents, harmless from and against any and all damages, losses (including loss of goodwill and damage to reputation), penalties, interest obligations, tax liabilities and other liabilities, claims, judgments, causes of action, deficiencies, costs and expenses (including reasonable attorneys’ fees and other costs) (collectively, “Claims”), asserted against or incurred or required to be paid by either Premier or Merger Sub or any other indemnified person on account of or incident or pursuant to: (a) breach of any representation, warranty, covenant or agreement made by GHH in this Agreement or in any Contract or document delivered pursuant to or in connection with this Agreement; (b) the operation of GHH’s business or the ownership, maintenance, use or operation of GHH’s assets prior to the Closing; (c) the failure of GHH to comply with applicable bulk transfer laws, to the extent such failure causes Premier or Merger Sub to be liable for liabilities of GHH other than the liabilities which Premier or Merger Sub specifically assumes pursuant to this Agreement; and (d) any and all lawsuits against GHH or involving any of the assets of GHH which are based on a cause of action arising before the Closing Date, including without limitation, an action based on the transactions contemplated by this Agreement.

Section 8.3      Indemnification of GHH by Premier and Merger Sub.  Each of Premier and Merger Sub, jointly and severally, agrees to indemnify, defend, release and hold GHH and GHH’s officers, directors, employees, representatives and agents harmless from and against any and all Claims asserted against, incurred or required to be paid by GHH or any other indemnified person on account of or incident or pursuant to: (a) breach of any representation, warranty, covenant or agreement made by Premier or Merger Sub in this Agreement or in any contract or document delivered pursuant to or in connection with this Agreement; (b) the business or operations of Premier or Merger Sub before, at or after the date of this Agreement; and (c) the ownership, maintenance, use or operation of the assets of Premier or Merger Sub after the Closing.

Section 8.4     Indemnification Procedure.

(a) Notice. With respect to any matter for which indemnification is claimed pursuant to this Article, the indemnified person(s) will notify the indemnifying party in writing promptly after becoming aware of such matter. A failure or delay to promptly notify an indemnifying person of a Claim will only relieve such person of its obligation pursuant to this Article 8 to the extent, if at all, that such person is prejudiced by reason of such failure or delay.

(b) Defense of Claim.  Promptly after receipt of any notice pursuant to Section 8.4(a), the indemnifying person(s) shall defend, contest, settle, compromise or otherwise protect the indemnified person(s) against any such Claim at its (their) own cost and expense.  Each indemnified person will have the right, but not the obligation, to participate, at its own expense, in the defense by counsel of its own choosing; provided, however, that the indemnifying person will be entitled to control the defense unless the indemnified person has relieved the indemnifying person in writing from liability with respect to the particular matter.  The indemnified person shall reasonably cooperate with the indemnifying person’s requests, and at the indemnifying person’s expense (including, but not limited to, indemnifying person’s paying or reimbursing the indemnified person’s reasonable attorneys’ fees and investigation expenses), concerning the defense of the Claim.  The indemnifying party shall include the indemnified party in any settlement discussions.

(c) Failure to Defend.  If the indemnifying person does not timely defend, contest or otherwise protect against a Claim after receipt of the required notice, the indemnified person will have the right, but not the obligation, to defend, contest or otherwise protect against the same, make any compromise or settlement thereof, and recover the entire cost thereof from the indemnifying person, including, without limitation, reasonable attorneys’ fees, disbursements and all amounts paid as a result of such suit, action, investigation and Claim.

Section 8.5            Limits on Indemnification.

(a) In the event that Premier and/or Merger Sub are required to indemnify GHH hereunder, such indemnification obligation shall be satisfied solely by the issuance of additional shares of Premier Common Stock, such that the number of shares of Premier Common Stock multiplied by the Merger Share Value shall equal the dollar amount of the indemnification obligation; provided that the total number of shares do not exceed the accrued Merger Shares then held in escrow.

(b) In the event that GHH is required to indemnify Premier and/or Merger Sub hereunder, such indemnification obligation shall be satisfied by the surrender of unaccrued Merger Shares and/or accrued Merger Shares which would otherwise have been released to GHH Escrowees pursuant to the Escrow Agreement; provided, that the number of shares of Premier Common Stock multiplied by the Merger Share Value shall equal the dollar amount of the indemnification obligation; provided, however, in the event of fraud, willful malfeasance or gross negligence by GHH, or any officer, director, representative, affiliate or Subsidiary, no such limitation on indemnification shall apply.

Section 8.6   Costs, Expenses and Legal Fees.  Each party hereto shall bear its own costs and expenses (including attorneys’ fees) in connection with the transactions contemplated in this Agreement, except that each party hereto agrees to pay the costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the other parties in successfully (i) enforcing any of the terms of this Agreement or (ii) proving that another party breached any of the terms of this Agreement.

ARTICLE IX
TERMINATION OF AGREEMENT

Section 9.1   Termination Prior to Closing.  This Agreement and the transactions contemplated hereby may be terminated (i) at any time prior to the Closing by mutual agreement of all parties; (ii) by any party hereto if the Closing of this Agreement shall not have occurred on or before July 31, 2012, unless such date is mutually extended by the written Agreement of all parties, and provided that the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained in this Agreement; (iii) by Premier or Merger Sub in the event of any material breach of the representations, warranties or covenants of GHH; (iv) by GHH in the event of any breach of the representations, warranties or covenants of Premier or Merger Sub; (v) by Premier or Merger Sub in the event that demands for appraisal under Nevada Law have been made for more than two (2%) percent of the shares of GHH Common Stock outstanding on the date of the GHH Stockholders’ meeting, or (vi) by either Premier or Merger Sub, on the one hand, or GHH on the other, in the event of the other party’s failure to provide the deliveries set forth in Article 7 hereof, and provided that the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained in this Agreement.  In addition, notwithstanding anything to the contrary, if, at any time prior to Closing, Premier or Merger Sub shall not be satisfied with the results of any of the due diligence or other inspections contemplated by this Agreement, in the sole and absolute discretion, Premier and Merger Sub shall have the right to terminate this Agreement by notice to GHH.

ARTICLE X
MISCELLANEOUS

Section 10.1 Entire Agreement; Assignment.

(a) This Agreement and the Escrow Agreement (including exhibits and schedules attached hereto and thereto) constitute the entire agreement among the parties hereto in respect of the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties in respect of the subject matter hereof.

(b) Except as provided for by the transactions contemplated herein and hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including by merger or consolidation) or otherwise.  Any assignment in violation of the preceding sentence shall be void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 10.2 Notices.  All notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (a) five business days following sending by registered or certified mail, postage prepaid, (b) when sent if sent by facsimile; provided, however, that the facsimile is promptly confirmed by telephone confirmation thereof by the intended recipient, (c) when delivered, if delivered personally to the intended recipient, and (d) one business day following sending by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:

if to Premier or Merger Sub, to:	Premier Alliance Group, Inc.
45212 Sharon Road, Suite 300
Charlotte, North Carolina 28211
Attn: Mark S. Elliott
Facsimile: (704) 521-8078

with copies to:	Ruskin Moscou Faltischek, P.C.
East Tower, 15 Floor
1425 RXR Plaza
Uniondale, NY 11556-1425
Attention: Seth I. Rubin, Esq.
Facsimile: (516) 663-6891

if to GHH:	GreenHouse Holdings, Inc.
5171 Santa Fe Street, Suite 1
San Diego, CA 92109
Attention: John Galt
Facsimile: (949) 315-3827

with copies to:	Tarter Krinsky & Drogin, LLP
1350 Broadway
New York, New York 10018
Attention: Peter Campitiello, Esq.
Facsimile: (212) 216-8001

or to such other address or facsimile number as the Person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

Section 10.3 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof; provided, however, that the corporate laws of the state of a party’s incorporation and/or organization shall govern for purposes of corporate governance and matters of corporate law.

Section 10.4 Expenses.  GHH shall be solely responsible for the legal, accounting and other fees and expenses incurred by GHH in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby.  Premier and Merger Sub shall be solely responsible for the legal, accounting and other fees and expenses incurred by Premier and Merger Sub in connection with execution of this Agreement and the consummation of the transactions contemplated hereby.

Section 10.5 Descriptive Headings.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 10.6 Amendment; Waivers.  This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all of the parties hereto.  Any waiver of any terms and conditions hereof must be in writing, and signed by the parties hereto.  The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

Section 10.7 Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 10.8 Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.

Section 10.9 Counterparts.  This Agreement may be executed in two or more counterparts, including via facsimile or other electronic means, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 10.10 Further Assurances.  Each party to this Agreement agrees (a) to furnish upon request to the other party such further information, (b) to execute and deliver to the other party such other documents and (c) to do such other acts and things as the other party reasonably requests for the purpose of carrying out the intent of this Agreement and the documents and instruments referred to herein.

Section 10.11 Costs of Enforcement.  Each party (that is, the GHH, on the one hand, and Premier and Merger Sub, on the other) shall be responsible for its own legal fees, costs or expenses incurred in connection with any action, dispute or proceeding in connection with this Agreement.

Section 10.12 Interpretation.

(a) The words “hereof,” “herein,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit, and schedule references are to the articles, sections, paragraphs, exhibits, and schedules of this Agreement, unless otherwise specified.  Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.  Any agreement, instrument, or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.

(b) The phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the opening paragraph of this Agreement.

(c) The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 10.13 Parties in Interest; No Third Party Beneficiaries.  Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of the parties hereto and shall be binding upon their respective heirs, legal representatives, successors and assigns.  Except as otherwise expressly provided herein, neither this Agreement nor the transactions contemplated hereby shall be deemed to confer upon any person not a party hereto any rights or remedies hereunder.

Section 10.14 Captions.  The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

Section 10.15 Gender and Number.  When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include singular and plural.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the date first above written.

PREMIER ALLIANCE GROUP, INC.

By:______________________________
Name: ___________________________
Title:   ___________________________

GHH ACQUISITION COMPANY, INC.

By:______________________________
Name: ___________________________
Title:   ___________________________

GREENHOUSE HOLDINGS, INC.

By:______________________________
Name: ___________________________
Title:   ___________________________